Exhibit 99.1

                              INNOVA HOLDINGS, INC.
                         RECEIVES SEC SUBPOENA REGARDING
                                2003 TRANSACTIONS

FORT MYERS BEACH, Fla., May 23, 2005 -- Innova Holdings, Inc. (the "Company") (OTC BB:IVHG) announced today that it received a subpoena from the U.S. Securities and Exchange Commission relating to an investigation concerning trading in certain OTC stocks. The subpoena seeks documents relating to merger and financing transactions engaged in by the Company in April 2003.

In August 2004, the Company completed a reverse merger with Robotic Workspace Technology, Inc. (RWT). The subpoena concerns transactions that occurred 16 months before the RWT merger.

Walter Weisel, who took office as CEO of the Company in August 2004 following the merger with RWT, stated that the Company "intends to cooperate fully with the SEC's request."

About Innova Holdings, Inc.

Innova Holdings, Inc., Fort Myers Beach, Florida, builds shareholder value by developing and acquiring technology-differentiated solutions with extraordinary potential for profitable and sustainable growth. Innova is chartered to continue expanding its growing suite of technologies.

About Robotic Workspace Technologies, Inc.

Robotic Workspace Technologies (RWT), Fort Myers Beach, Florida, is a leading provider of non-proprietary, open-architecture PC controls, software, and related products that improve the performance, applicability, and productivity of robots and other automated equipment. Its technology has been applied in industries ranging from agriculture to automotive, to medical and R&D. RWT is recognized internationally for its pioneering contributions to the robotics industry. Its founder, Mr. Walter Weisel, has been a driving force in the robot industry for the past 32 years, and is a recipient of the prestigious Joseph F. Engelberger Award, recognizing his contributions to the advancement of robotics.